Exhibit 10.16
SPS Commerce, Inc. Non-Employee Director Compensation Policy
Each non-management director of SPS Commerce, Inc. (the “Company”) will receive:

•	An initial stock option grant to purchase up to 60,000 shares (subject to adjustment for the reverse stock split that will occur immediately prior to consummation of the Company’s initial public offering) of the Company’s common stock upon appointment to the board. Each grant will vest in equal monthly installments over three years for so long as the director remains a member of the board.

•	An annual stock option grant to purchase up to 20,000 shares (subject to adjustment for the reverse stock split that will occur immediately prior to consummation of the Company’s initial public offering) of the Company’s common stock on the date of each annual meeting of stockholders at which the director is elected to the board or continues to serve as a director. Each grant will vest in full on the earlier of one year after the date of grant or the date of the next year's annual meeting of stockholders, provided the director remains a member of the board as of the vesting date.

•	An annual retainer of $20,000.
               Each non-management director of the Company that chairs of a committee will receive an annual fee as follows:

Committee Chair	Annual Cash Fee
Audit	$11,000
Compensation	$8,000
Nominating and Governance	$5,000
               Each non-management director of the Company, other than the chair, that serves on a committee will receive an annual fee as follows:

Non-Chair
Committee Members	Annual Cash Fee
Audit	$5,000
Compensation	$4,000
Nominating and Governance	$2,000
               The chairman of the Company’s board of directors will receive an additional annual fee of $12,500.